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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
V.I. Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-62925, 333-62927, 333-58601, 333-87625, 333-87627 and
333-94427) of V.I. Technologies, Inc. of our report dated February 14, 2001 relating to the balance sheets of V.I. Technologies, Inc. as of December 30, 2000 and January 1, 2000 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 30, 2000, which report appears in the December 30, 2000 annual report on Form 10-K of V.I. Technologies, Inc.



/s/ KPMG LLP
Melville, New York
March 14, 2001